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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              We consent to the use in this Registration Statement on Form S-1 of our report dated March 24, 2008, relating to the consolidated balance sheets of Procera Networks, Inc., ("Procera") as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the fiscal years ending December 31, 2007 and 2006, and our report dated March 24, 2008 on internal control over financial reporting as of December 31, 2007 (which report expressed that due to the effect of a material weakness in internal control, Procera had not maintained effective internal control over financial reporting as of December 31, 2007 based on the criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission) appearing in the Prospectus, which is part of this Registration Statement.

              As discussed in note 2 to the financial statements, Procera changed its method of accounting for share-based payments effective January 2, 2006 with the adoption of Statement of Financial Accounting Standards No. 123 (Revised), "Share-Based Payment."

              We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ PMB HELIN DONOVAN, LLP

PMB Helin Donovan, LLP
San Francisco, CA
May 22, 2008

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM